UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the registrant	☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Fortress America Acquisition Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FORTRESS AMERICA ACQUISITION CORPORATION

Proxy Solicitation Script - 2007 Special Meeting - Acquisition of TSS/Vortech

Hi this is _______________________. I’m calling regarding the shares you hold in Fortress America Acquisition Corporation. The company is holding a special meeting on January 17 to vote on the acquisition of TSS/Vortech. We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares in favor of all proposals.

Not Voted Yet - Q&A

Solicitor:	Have you had a chance to review your Proxy Statement?

Shareholder:	No.

Solicitor:	Please let me take a moment to explain the reasons behind the acquisition and answer any questions you may have.

Fortress America Acquisition Corporation was organized to effect a business combination with an operating business in the homeland security industry. In July 2005 the company raised $43.3 million in its IPO, after fees and expenses. Under the terms of the company’s Amended and Restated Certificate of Incorporation, prior to completing a business combination, the company must submit the transaction to its stockholders for approval. Having negotiated the terms of a business combination with TSS/Vortech, the company is now submitting the transaction to stockholders for their approval.

TSS and Vortech are privately held companies that together provide a single source solution for highly technical mission-critical facilities such as data centers, operation centers, network facilities, server rooms, security operations centers, communications facilities and the infrastructure systems that are critical to their function. The companies’ services include technology consulting, engineering and design management, construction management, system installations, operations management, and facilities management and maintenance.

Shareholder:	Why is Fortress America proposing to acquire TSS/Vortech?

Solicitor:	The board of directors believes that TSS/Vortech is an attractive target for Fortress America because it fits in with the following strategic objectives:

•	TSS/Vortech provides a strong homeland security platform from which the company can expand, organically and through future acquisitions, in the large and growing homeland security market.

•	TSS/Vortech has strong core competencies and service offerings that the company can build upon.

•
TSS/Vortech’s management has substantial experience and is willing to remain with the company post-acquisition and accept a significant portion of the purchase consideration in shares of Fortress America common stock.

•	TSS/Vortech’s business is currently profitable.

•	The purchase price for TSS/Vortech is reasonable.

FAAC - Proxy Solicitation Script
January 17, 2007 Special Meeting
Page Two

Shareholder:	What is the company’s strategy going forward after the acquisition?

The company plans to pursue a strategy for growth that includes both organic growth and acquisitions. FAAC expects to achieve organic growth by increasing business development and sales activities utilizing TSS/Vortech’s Solutions Path, a process for program roll-outs that aligns projects requirements with TSS/Vortech’s capabilities. When involved in the initial planning stages of a facilities integration project, TSS/Vortech develops a comprehensive project Solutions Path that meets rigorous design and scheduling requirements for the timely delivery of high technology facilities that are critical to the customer’s continuous operations. The traditional TSS/Vortech approach to the market begins with the sale of consulting and planning services at the beginning of a project cycle, which allows TSS/Vortech to establish key customer relationships early on. TSS/Vortech seeks to use these consulting engagements at the early stages of a project to offer its follow on engineering and design, construction management, installation management and, upon the completion of a mission critical project, its facilities maintenance and services offerings. TSS/Vortech often finds that its on-site presence results in additional contracts for adds-moves-changes, or AMCs. FAAC believes that increasing the number of TSS/Vortech’s sales and marketing persons will significantly improve its opportunities for each of its traditional services and result in organic growth.

The company also plans to focus the acquisition portion of our growth strategy on the acquisition of specialty engineering and information technology/networking consulting and system integration companies that focus on mission-critical facilities. There are many independent, unaffiliated boutique engineering firms that specialize in the planning and design of mission-critical facilities. These firms, which often have customers among the largest and most prestigious financial services firms, universities and health care institutions, e-commerce Internet companies, Internet service providers, manufacturers and other companies considered part of the country’s critical infrastructure, generally prepare designs but do not provide the engineering services and drawings needed to implement those designs. The company plans to identify and acquire specialty engineering firms in up to ten high-potential geographic markets. With the comprehensive set of services available from TSS/Vortech, the company expects that the acquisition of these engineering firms will significantly improve sales because TSS/Vortech would be a natural follow-on service provider for much of the initial engineering work provided by these businesses. The company further expects this acquisition strategy to give the company a national foot print and increase the revenue and profit per employee. Another aspect of the company’s acquisition strategy is to find and acquire businesses with Network Operation Center (NOC) capability, situational awareness, and command and control capability. The company believes that these capabilities and services will enhance the ability of TSS/Vortech to sell and deliver facilities management services and will also increase capabilities for facility maintenance and growth services. Finally, the company intends to expand its international business in Europe, Asia and the Middle East through joint ventures and the acquisition of companies.

The company believes these strategies will improve revenue growth and allow it to achieve economies of scale that will enhance its profitability.

Shareholder:	Will FAAC shares continue to trade?

Solicitor:
The company’s intends to apply to have its common stock approved for listing on the NASDAQ Capital Market. If the listing on NASDAQ is not approved, the company expects that its common stock will continue to be quoted on the OTCBB.

FAAC - Proxy Solicitation Script
January 17, 2007 Special Meeting
Page Three

Shareholder:	What will Fortress America shareholders receive in the acquisition?

Solicitor:	If the acquisition is completed and you vote your shares for the acquisition, you will continue to hold the FAAC securities that you currently own.

If the acquisition is completed but you have voted your shares against the acquisition and have elected to exercise your conversion rights, your FAAC shares will be cancelled and you will be entitled to receive your pro rata portion of the proceeds of our initial public offering that were placed into our trust account, including a pro rata portion of any interest earned on such funds through the date that is two business days prior to the closing of the acquisition.

Shareholder:	How much cash does Fortress America hold in escrow?

Solicitor:	As of November 30, 2006, approximately $44,470,148 million was held in deposit in the trust account.

Shareholder:	What happens to the funds deposited in the trust account after consummation of the merger?

Solicitor:
Upon consummation of the acquisition, any funds remaining in the trust account after payment of amounts, if any, to public stockholders exercising their conversion rights, will no longer be subject to the trust account and will be used to fund the acquisition, provide working capital, and fund future acquisitions, if any.

Shareholder:	What happens if the merger is not consummated?

Solicitor:
The trust account in which a substantial portion of the net proceeds of our initial public offering are held will be liquidated if we do not consummate a business combination by January 20, 2007. In any liquidation, the net proceeds of our initial public offering held in the trust account, plus any interest earned thereon, will be distributed pro rata to our public stockholders.

Shareholder:	When do you expect the merger to be completed?

Solicitor:	It is currently anticipated that the acquisition will be completed, or closed, promptly following the special meeting on January 17, 2007.

Shareholder:	Do I have conversion rights and how do I exercise them?

Solicitor:
As provided in the company’s Amended and Restated Certificate of Incorporation, a public stockholder who votes against the acquisition may demand that we convert their shares into cash. To make this demand and perfect your conversion rights, you must complete the voter instruction card or form of proxy, vote against the acquisition proposal, check the box for conversion on the form of proxy or follow the instructions on the voter instruction card, and submit the voter instruction card or form of proxy before the date of the meeting.

In addition, by 5:00 p.m., New York City time, on January 16, 2007, you must provide to the company's stock transfer agent the physical stock certificate, necessary stock powers, written instructions that you want to convert your shares into a pro rata share of the trust account and a written certificate addressed to the company.

FAAC - Proxy Solicitation Script
January 17, 2007 Special Meeting
Page Four

The written certificate should state that you were the holder of record as of the record date, you have held the shares since the record date and you will continue to hold the shares through the closing of the acquisition. If you do not provide each of these documents to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, Attn: Mark Zimkind, tel. (212) 845-3287, fax (212) 616-7616 by 5:00 p.m., New York City time, on January 16, 2007, your shares will not be converted into cash.

If your shares are held in “street name,” you will need to instruct the account executive at your bank or broker to withdraw the shares from your account and issue a physical stock certificate in your name. (Please see Page 35 of the Proxy Statement).

Shareholder:	Do I have any appraisal or dissenters rights?

Solicitor:	No appraisal or dissenters rights are available under the Delaware General Corporation Law in connection with the acquisition.

Shareholder:	What are the proposals being voted on?

Solicitor:
There are four proposals that you are being asked to vote on. The first proposal is to approve the acquisition of TSS/Vortech and the transactions contemplated by the purchase agreement. We refer to this proposal as the acquisition proposal. (See Page 38 of the Proxy Statement for a General Description of the Acquisition).

The second proposal is to amend and restate the company’s Amended and Restated Certificate of Incorporation to change its name from “Fortress America Acquisition Corporation” to “Fortress International Group, Inc.” and to remove certain provisions only applicable to the company prior to our completion of a business. We refer to this proposal as the amendment proposal. (See Page 71 of the Proxy Statement).

The third proposal is to approve the 2006 Omnibus Incentive Compensation Plan. We refer to this proposal as the stock incentive compensation plan proposal. (See Page 72 of the Proxy Statement).

The fourth proposal is to elect one director, for a three-year term expiring in 2009. We refer to this proposal as the nomination proposal. (See Page 75 of the Proxy Statement).

The fifth proposal is to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies. We refer to this proposal as the adjournment proposal. (See Page 76 of the Proxy Statement).

Shareholder:	What vote is required to adopt the Acquisition Proposal?

Solicitor:
The acquisition must be approved by a majority of the votes cast at the special meeting, in person or by proxy, in respect of shares of the company’s common stock issued in the initial public offering or purchased in the aftermarket. Votes from shares issued other than in the public offering will not be counted for the purpose of determining if the acquisition has been approved in accordance with the company’s Amended and Restated Certificate of Incorporation

However, the company will not be able to complete the merger if the holders of 20% or more of the shares of common stock issued in the initial public offering vote against the merger and demand that the company convert their shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of the initial public offering are held. (See Page 34 of the Proxy Statement).

FAAC - Proxy Solicitation Script
January 17, 2007 Special Meeting
Page Five

Shareholder:	What vote is required to adopt the Amendment Proposal?

Solicitor:
The amendment must be approved by the affirmative vote of a majority of the shares of FAAC common stock outstanding on the record date. The officers and directors of FAAC intend to vote all of their shares of common stock in favor of this proposal. If the acquisition is not approved, then the amendment will not be presented for approval. (See Page 36 of the Proxy Statement).

Shareholder:	What vote is required to adopt the Stock Incentive Plan Proposal and the Adjournment Proposal?

Solicitor:
The incentive compensation plan proposal and the adjournment proposal must be approved by the affirmative vote of the majority of the shares of FAAC common stock present in person or represented by proxy at the special meeting and entitled to vote on such matters. The officers and directors of FAAC intend to vote all their shares of common stock in favor of these proposals. If the acquisition is not approved, then the incentive compensation plan proposal will not be presented for approval. (See Page 36 of the Proxy Statement).

Shareholder:	Why is FAAC proposing the incentive compensation plan?

Solicitor:	The company is proposing the incentive compensation plan to:

•	create incentives designed to motivate FAAC employees and employees of FAAC subsidiaries to significantly contribute toward growth and profitability;

•
provide FAAC executives, directors and other employees and persons who, by their position, ability and diligence are able to make important contributions to growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives; and

•	attract and retain qualified executives and other employees, and to provide such persons with an opportunity to acquire an equity interest in FAAC.

Shareholder:	What vote is required to approve the election of David Mitchell?

Solicitor:
To be elected, a nominee must receive the affirmative vote of a plurality of the shares of FAAC common stock present or represented by proxy at the special meeting and entitled to vote on the election of directors. The officers and directors of FAAC intend to vote all of their shares of common stock in favor of the election of David J. Mitchell to FAAC’s board of directors. (See Page 36 of the Proxy Statement).

Shareholder:	Why is FAAC proposing the adjournment proposal?

Solicitor:
If, prior to the special meeting, FAAC does not receive sufficient votes to approve the acquisition, the amendment, the incentive compensation plan and/or the nomination, approval of the adjournment proposed will permit the company to adjourn the special meeting to solicit additional proxies. (See Page 7 of the Proxy Statement).

FAAC - Proxy Solicitation Script
January 17, 2007 Special Meeting
Page Six

Shareholder:	Does the FAAC board of directors recommend voting in favor of the merger proposal, the amendment proposal, the stock incentive plan proposal and the adjournment proposal?

Solicitor:
Yes. After careful consideration, our board of directors unanimously approved the acquisition, the purchase agreement and the other transactions contemplated by the purchase agreement, and determined that the acquisition is in the company’s best interest and in the best interest of our stockholders. Our board of directors also unanimously approved the amendment, the incentive compensation plan, the nomination of David J. Mitchell as a member of our board of directors and the adjournment proposal.

Shareholder:	What will happen if I don’t vote?

Solicitor:
Approval of the acquisition requires a majority of the votes actually cast by the holders of shares of FAAC common stock issued in the initial public offering or purchased in the aftermarket. Therefore, if you do not appear at the special meeting in person or by proxy, or if you abstain by appearing in person and not voting or by returning a proxy and not instructing how your shares should be voted by proxy on the acquisition, or if your shares are held in street name and you do not instruct your broker or bank how to vote, your shares will not be counted as being voted either “for” or “against” approval of the acquisition, and you will not have the right to convert your shares into a pro rata portion of the trust account.

Shareholder:	What do I do if I want to change my vote prior to the special meeting?

Solicitor:	Send a later-dated, signed proxy card to our Secretary prior to the date of the special meeting or attend the special meeting in person, revoke your proxy and vote.

Shareholder:	If my shares are held in “street name” will my broker vote my shares for me?

Solicitor:	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Solicitor:	Do you have any additional questions?

Time is of the essence. Please vote in favor of all the proposals today.

FOR NOBO HOLDERS ONLY: You can vote by telephone or the internet. For telephone voting please call the toll-free number shown at the top of the voting form that came with your materials. To vote by internet please go to www.proxyvote.com. There is a control number on the face of your voting form. Please have the control number ready when you call or log on and then just follow the easy step-by-step instructions

Thank you for your time today. Should you have any additional questions, or need any assistance, please don’t hesitate to call us back at (800) 238-3410. The access code for Fortress America is 34. Have a good (day, evening, afternoon, etc.)

Message - No Questions, Already Voted

Opening

Hi this is _______________________. I’m calling regarding the shares you hold in Fortress America Acquisition Corporation. The company is holding a special meeting on January 17 to vote on the acquisition of TSS/Vortech. We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares in favor of the acquisition.

Solicitor:	Have you had a chance to review your Proxy Statement?

Shareholder:	Yes.

Solicitor:	Do you have any questions regarding these proposals?

Shareholder:	No.

Solicitor:	Have you voted your proxy?

If the answer is yes, they’ve already voted -

May I ask how you voted? (Mark down their vote on the contact sheet. If they don’t want to disclose their vote, they don’t have to. Don’t push - Be Polite!)

If the answer is no, they haven’t voted yet -

Please remember the meeting is on January 17. Time is of the essence. Please vote in favor of all proposals today.

FOR NOBO (STREET NAME) HOLDERS ONLY: You can vote by telephone or the internet. For telephone voting please call the toll-free number shown at the top of the voting form that came with your materials. To vote by internet please go to www.proxyvote.com. There is a control number on the face of your voting form. Please have the control number ready when you call or log on and then just follow the easy step-by-step instructions

Thank you for your time today. Should you have any additional questions, or need any assistance, please don’t hesitate to call us back at (800) 238-3410. The access code for Fortress America is 34. Have a good (day, evening, afternoon, etc.)

Answering Machine Messages

Opening

Hi this is _______________________. I’m calling regarding the shares you hold in Fortress America Acquisition Corporation. The company is holding a special meeting on January 17 to vote on the acquisition of TSS/Vortech. We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares. Please remember the meeting date is January 17. Time is of the essence. Please vote in favor of all proposals today.

FOR NOBO HOLDERS ONLY: You can vote by telephone or the internet. For telephone voting please call the toll-free number shown at the top of the voting form that came with your materials. To vote by internet please go to www.proxyvote.com. There is a control number on the face of your voting form. Please have the control number ready when you call or log on and then just follow the easy step-by-step instructions.

If you didn’t receive your proxy materials, if you have any questions or if you need assistance with voting, please give us a call at (800) 238-3410. The access code for Fortress America is 34. Thank you for your time. Please vote in favor of all proposals today!